Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Stonepath Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-64452, 333-91240, 333-104228, 333-108605 and 333-112609) and the registration statements on Form S-8 (Nos. 333-74918, 333-103439, 333-109249 and 333-113052) of Stonepath Group, Inc. of our report dated February 24, 2004, with respect to the consolidated balance sheets of Stonepath Group, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2003, and related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Stonepath Group, Inc.

/s/KPMG LLP

Philadelphia, Pennsylvania
March 15, 2004

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